EXHIBIT 95

MINE SAFETY VIOLATIONS AND OTHER LEGAL MATTER DISCLOSURES
PURSUANT TO SECTION 1503(a) OF THE DODD-FRANK WALL STREET
REFORM AND CONSUMER PROTECTION ACT

PacifiCorp and its subsidiaries operate certain coal mines and coal processing facilities (collectively, the "mining facilities") that are regulated by the Federal Mine Safety and Health Administration ("MSHA") under the Federal Mine Safety and Health Act of 1977 (the "Mine Safety Act"). MSHA inspects PacifiCorp's mining facilities on a regular basis. The total number of reportable Mine Safety Act citations, orders, assessments and legal actions for the three-month period ended March 31, 2012 are summarized in the table below and are subject to contest and appeal. The severity and assessment of penalties may be reduced or, in some cases, dismissed through the contest and appeal process. Amounts are reported regardless of whether PacifiCorp has challenged or appealed the matter. Coal reserves that are not yet mined and mines that are closed or idled are not included in the information below as no reportable events occurred at those locations during the three-month period ended March 31, 2012. There were no mining-related fatalities during the three-month period ended March 31, 2012.

	Mine Safety Act				Legal Actions
Total
			Section	Value of
	Section 104	Section	107(a)	Proposed
	Significant and	104(d)	Imminent	MSHA		Instituted	Closed
	Substantial	Citations/	Danger	Assessments		During	During
Mining Facilities	Citations(1)	Orders(2)	Orders(3)	(in thousands)	Pending(4)	Period	Period

Deer Creek	1	—	—	$15	9	1	4
Bridger (surface)	—	—	—	—	1	—	3
Bridger (underground)	11	2	1	17	16	4	5
Cottonwood Preparatory Plant	—	—	—	—	—	—	—
Wyodak Coal Crushing Facility	—	—	—	—	—	—	—

(1)
Citations for alleged violations of mandatory health and safety standards that could significantly or substantially contribute to the cause and effect of a safety or health hazard under Section 104 of the Mine Safety Act.

(2)	For an alleged unwarrantable failure (i.e., aggravated conduct constituting more than ordinary negligence) to comply with a mining safety standard or regulation.

(3)
For the existence of any condition or practice in a coal or other mine which could reasonably be expected to cause death or serious physical harm before such condition or practice can be abated. On March 20, 2012, Bridger received an imminent danger order under Section 107(a) of the Mine Safety Act at its underground mine located near Rock Springs, Wyoming. The order was reconsidered and subsequently vacated by MSHA.

(4)
Amounts are as of March 31, 2012 and (a) include contests of proposed penalties under Subpart C of the Federal Mine Safety and Health Review Commission's procedural rules and (b) are not exclusive to citations, notices, orders and penalties assessed by MSHA during the reporting period.